                                                               [Conformed Copy]
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                     BLACK HILLS POWER AND LIGHT COMPANY

                                      TO

                     MANUFACTURERS HANOVER TRUST COMPANY,
                                                      As Trustee



                                  ----------

                      Nineteenth Supplemental Indenture
                         Dated as of February 15, 1977

                                  ----------



                  Supplemental to Indenture of Mortgage and
                 Deed of Trust Dated as of September 1, 1941





================================================================================

    NINETEENTH SUPPLEMENTAL INDENTURE, dated as of the 15th day of February, 1977, between BLACK HILLS POWER AND LIGHT COMPANY, a corporation organized and existing under the laws of the State of South Dakota (hereinafter called the ``Company''), party of the first part, and MANUFACTURERS HANOVER TRUST COMPANY, a corporation organized and existing under the laws of the State of New York, as Trustee under the Indenture hereinafter mentioned (hereinafter called the ``Trustee''), party of the second part.

    WHEREAS, in order to secure an authorized issue of First Mortgage Bonds of the Company, the Company has executed and delivered an Indenture of Mortgage and Deed of Trust to Central Hanover Bank and Trust Company (subsequently known as The Hanover Bank), as Trustee, dated September 1, 1941, hereinafter referred to as the ``Original Indenture'', and has also executed and delivered to said Trustee and to Manufacturers Hanover Trust Company (which on September 8, 1961 became the Trustee under the Original Indenture, as theretofore supplemented and amended, by virtue of the merger of said The Hanover Bank into Manufacturers Trust Company under said name Manufacturers Hanover Trust Company), as Trustee, various Supplemental Indentures supplementing and/or modifying the Original Indenture, which Supplemental Indentures are therein and herein sometimes referred to, and are respectively dated, as follows:

    First Supplemental Indenture .......... July 15, 1945
    Second Supplemental Indenture ......... January 15, 1948
    Third Supplemental Indenture .......... January 15, 1949
    Fourth Supplemental Indenture ......... March 1, 1950
    Fifth Supplemental Indenture .......... March 1, 1952
    Sixth Supplemental Indenture .......... July 1, 1956
    Seventh Supplemental Indenture ........ May 1, 1957
    Eighth Supplemental Indenture ......... May 1, 1959
    Ninth Supplemental Indenture .......... April 1, 1960



    Tenth Supplemental Indenture .......... August 1, 1960
    Eleventh Supplemental Indenture ....... June 1, 1961
    Twelfth Supplemental Indenture ........ October 1, 1962
    Thirteenth Supplemental Indenture ..... May 1, 1963
    Fourteenth Supplemental Indenture ..... June 1,1969
    Fifteenth Supplemental Indenture ...... June 15, 1974
    Sixteenth Supplemental Indenture ...... August 1, 1974
    Seventeenth Supplemental Indenture .... July 15, 1975
    Eighteenth Supplemental Indenture ..... May 1, 1976


and the Company has also executed and delivered to said The Hanover Bank, as Trustee, Subordination Agreements dated December 29, 1950 and September 19, 1955, also supplementing the Original Indenture which, as supplemented and amended by said eighteen Supplemental Indentures and said Subordination Agreements, is hereinafter referred to as the ``Indenture''; and

    WHEREAS, pursuant to the provisions of the Indenture, First Mortgage Bonds, Series D, 3 3/8%, due January 15, 1979, Series E, 3%, due March 1, 1980, Series F, 3 7/8%, due March 1, 1982, Series G, 4%, due July 1, 1986, Series H, 5%, due May 15, 1987, Series I, 4 7/8%, due May 1, 1989, Series J, 5 1/2%, due April 1, 1990, Series K, 5 3/8%, due August 1, 1990, Series L, 5 1/8%, due June 1, 1991,
Series M, 4 3/4%, due October 1, 1992, Series N, 4 1/2%, due May 1, 1993, Series O, 7.80%, due June 1, 1999, Series P, 10.50%, due August 1, 2004 and Series Q, 11%, due July 15, 1985 have been duly issued and all or part of the Bonds of each of said Series are presently outstanding and secured by the Indenture and are hereinafter referred to collectively as the ``Bonds''; and

    WHEREAS, the Company deems it advisable that the Indenture be amended as herein provided and the holders of the requisite amount of the outstanding Bonds issued under the Indenture have duly consented, pursuant to the provisions of Section 18.11 of the Indenture, to the execution of this Supplemental Indenture and have lodged with the Trustee instruments duly setting forth such consent; and

    WHEREAS, the Company, in the exercise of the powers and authority conferred upon and reserved to it under and by virtue of the provisions of the Original Indenture, and particularly the provisions contained in Articles Seventeen and Eighteen thereof, and pursuant to appropriate resolutions of its Board of Directors, has duly resolved and determined to make, execute and deliver to the Trustee a Supplemental Indenture in the form hereof for the purposes herein provided; and

    WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been done, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized:

    NOW, THEREFORE, THIS INDENTURE WITNESSETH: That the Company, in consideration of the premises and of one dollar to it duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and of other good and valuable consideration, in order to amend certain provisions of the Indenture and the Bonds, hereby further covenants and agrees to and with the Trustee and its successors in the trust under the Indenture for the benefit of all those who shall from time to time hold the Bonds as follows:

                                 ARTICLE ONE

                  AMENDMENTS TO THE INDENTURE AND THE BONDS

    SECTION 1.01. Paragraph D of Section 1.01 of Article One of the Original Indenture is hereby amended by inserting the words ``the Chairman of the Board or'' before the words ``the President'' wherever the latter words appear in said Paragraph D.

    SECTION 1.02. Section 2.07 of Article Two of the Original Indenture is hereby amended by inserting the words ``its Chairman of the Board or'' before the words ``its President'' where the latter words appear in said Section 2.07.

    SECTION 1.03. Paragraph O of Section 4.01 of Article Four of the Original Indenture as amended by Section 3.04 of Article Three of the Third Supplemental Indenture dated as of January 15, 1949 is hereby amended so as to read as follows:

         ``O. The `Certifiable Net Earnings' of the Company for any particular period shall be computed and ascertained by deducting from the total of the gross operating revenues of the Company for such period the following:

         All operating expenses and other proper charges (other than those charged to capital accounts or surplus) including (a) all Federal, state and local taxes (other than taxes in respect of income or profits and other taxes imposed on or measured by income or profits); (b) rentals, insurance, current repairs and maintenance; and (c) provision for depreciation, obsolescence, depletion and property renewals and replacements in an amount not less than the greater of the following items (i) and (ii)

              (i) the amount actually deducted on the books of the Company in respect thereof; or

              (ii) an amount equal to the amount of the excess of (a) 15% of the Gross Utility Operating Revenues of the Company during such period, after deducting from such Gross Utility Operating Revenues a sum equal to the cost to the Company of electric energy purchased by the Company during such period for resale, over (b) actual expenditures for maintenance and repairs during such period;

    but not including any interest to the extent that such interest constitutes Interest Charges on Long-Term Debt as defined in Paragraph F of Section 4.02.

         The Gross Operating Revenues of the Company shall consist of Gross Utility Operating Revenues of the Company, plus the Net Non-Operating Income of the Company. The term 'Gross Utility Operating Revenues' of the Company shall mean the aggregate gross operating revenues derived from the operation of the utility properties owned or leased by the Company. The term `Net Non-Operating Income' of the Company shall mean net income derived from but not necessarily limited to the following:
    (a) merchandising, jobbing and contract work; (b) rental of non-utility properties; (c) interest and dividend income including dividends from Subsidiaries; (d) allowance for funds used during construction; and
    (e) other miscellaneous non-operating income; provided, however, that profits or losses resulting from the sale, abandonment or other disposi-tion of capital assets or securities of the Company and the Company's equity in the undistributed earnings of Subsidiaries, shall not be taken into account in the calculation of Net Non-Operating Income.

         If any of the property of the Company shall have been owned by it during a part, but not during the whole, of any period for which such computation is to be made, or shall have been acquired by the Company after the expiration of said period, and shall be subject to the direct lien of this Indenture, the net earnings of such property during such part of such period as shall have preceded the acquisition thereof by the Company shall be included in the Gross Utility Operating Revenues for the purposes of this Paragraph, but such net earnings shall be ascertained and computed by the methods hereinabove in this Paragraph prescribed. In case, within or after the particular period for which the computation is made, (i) the Company shall have obtained the release of any property pursuant to the provisions of Section 7.02 of a Fair Value in excess of $100,000 in any one case as shown by the Certificate of the Company provided for in Paragraph B or C of Section 7.02, or (ii) any property shall have been taken by the exercise of the power of eminent domain or purchased in the manner specified in
    Section 7.03 and the award for any such taking or the proceeds of any such purchase shall have exceeded $100,000 in any one case, then and in any such case the net earnings. estimated if necessary, of such property for the whole of such period shall be excluded from the Certifiable Net Earnings for the purposes of this Paragraph.

         Subject to the foregoing provisions of this Section, all determinations of earnings pursuant to this Indenture shall be made, and all balance sheets and other financial statements to be delivered hereunder shall be prepared, in accordance with the practice prescribed by any regulatory authority having jurisdiction over the Company or other lawfully prescribed practice or, in the absence of any practice prescribed by law, in accordance with sound accounting practice and, where consistent with such practice and with the foregoing provisions of this Section, on the same basis as that used in preparing the financial statements included in the annual report of the Company for the preceding fiscal year.''

    SECTION 1.04. Paragraph F of Section 4.02 of Article Four of the Original Indenture is hereby amended so as to read as follows:

         ``F. A NET EARNINGS CERTIFICATE of the Company, complying with the provisions of Section 1.02, dated not more than 30 days prior to the application for the authentication and delivery of such Bonds, certified by an Accountant, and setting forth:

              (1) The amount of the Certifiable Net Earnings of the Company, for a period of 12 consecutive calendar months within the 15 calendar months immediately preceding the date on which the application for the authentication and delivery of the Bonds is made, and stating separately the Gross Utility Operating Revenues and the Net Non-Operating Income and the operating expenses of the Company and other deductions from such Gross Utility Operating Revenues and Net Non-Operating Income pursuant to Paragraph O of Section 4.01, with the principal subdivisions thereof.

              (2) The aggregate amount of the annual `Interest Charges on Long-Term Debt' of the Company, which term shall mean the annual interest charges on

                   (a) all Bonds outstanding hereunder at the date of said
              Certificate, provided, however, that in the ease of any Bonds which shall at such time be pledged as security for any indebtedness of the Company, the amount of the annual interest charges on such pledged Bonds shall be deemed to be either the amount of the annual interest charges on such indebtedness or the amount of the annual interest charges on such pledged Bonds, whichever shall be greater; and

                   (b) all Bonds the authentication and delivery of which is
              applied for in such application and in any other pending application; and

                   (c) all indebtedness secured by a lien upon the Trust
              Estate, or any part thereof, prior to the lien of this Indenture, other than a Prepaid Lien; and

                   (d) all other Funded Indebtedness as defined in Section
              4.04 of the Seventeenth Supplemental Indenture hereto dated as of July 15, 1975 as amended by Section 2.01 of the Eighteenth Supplemental Indenture hereto dated as of May 1, 1976, other than any such Funded Indebtedness which at such time shall be secured by the pledge of any Bonds;

         provided, however, that there shall be excluded from such computation the annual interest charges on any Bonds or indebtedness which is to be paid, redeemed or otherwise retired, or provision for the retirement of which is to be made, so that the same will cease to be outstanding prior to or concurrently with the authentication and delivery of the Bonds then applied for.

              (3) That the amount of the Certifiable Net Earnings of the Company set forth as provided by Clause (1) of this Paragraph have been at least equal to two (2) times the aggregate amount of the annual Interest Charges on Long-Term Debt of the Company, set forth as provided by Clause (2) of this Paragraph.

              (4) That such Certifiable Net Earnings have been computed and ascertained as provided in Paragraph O of Section 4.01.

         The Company covenants and agrees that if the annual Interest Charges on the Long-Term Debt of the Company shall be increased after the date of the Earnings Certificate hereinabove in this Paragraph described, and before the authentication and delivery of the Bonds then applied for, the Company will file with the Trustee a new Earnings Certificate showing the amount of said annual Interest Charges on the Long-Term Debt as so increased
    - it being the intention hereof that no Bonds shall be authenticated and delivered under the provisions of this Article, unless the ratio provided for by Clause (3) of this Paragraph shall have been established with respect to the aggregate amount of the annual Interest Charges on the Long-Term Debt of the Company as constituted at the time of the authentication and delivery of the Bonds then applied for; but the Trustee shall, subject to the provisions of Section 15.02, be entitled to assume, in the absence of such new Earnings Certificate, that the aggregate amount of the annual Interest Charges on the Long-Term Debt of the Company, as constituted at the time of the authentication and delivery of the Bonds then applied for, are as stated in the Earnings Certificate filed with the Trustee as aforesaid.

         The Earnings Certificate provided for in this Paragraph shall be certified by an Independent Public Accountant selected by the Company and approved by the Trustee, in the exercise of reasonable care, if, but only if, the aggregate principal amount of the Bonds to be authenticated and delivered on the basis thereof and of other Bonds authenticated and delivered since the commencement of the then current calendar year (other than those with respect to which an Earnings Certificate is not required or with respect to which an Earnings Certificate verified by an Independent Public Accountant has previously been furnished) is 10% or more of the aggregate principal amount of Bonds at the time outstanding.''

    SECTION 1.05. From and after February 1, 1977 all Bonds of Series D,
Series E, Series F, Series G, Series H, Series I, Series J, Series K, Series L, Series M, Series N, Series O, Series P, and Series Q shall bear interest at the increased rate per annum hereinafter set forth opposite the original interest rate for each of such Series. Wherever in the Bonds of each such Series or in the Supplemental Indenture creating Bonds of each such Series reference is made to the rate of interest on the Bonds of such Series, the respective Bonds and Supplemental Indenture are hereby amended to substitute the increased interest rate in each and every place where the original interest rate for such Series shall occur; provided, however, that such amendment shall become effective on February 1, 1977 and in no event prior thereto.

    The amendment set forth in this Section applies to each of the Supplemental Indentures set forth below:



       Supplemental Indenture       Bonds       Original        Increased
            Dated as of           of Series   Interest Rate   Interest Rate
       ----------------------     ---------   -------------   -------------

Third       -January 15, 1949         D          3 3/8%           3 5/8%
Fourth      -March 1, 1950            E          3    %           3 1/4%
Fifth       -March 1, 1952            F          3 7/8%           4 1/8%
Sixth       -July 1, 1956             G          4    %           4 1/4%
Seventh     -May l, 1957              H          5    %           5 1/4%
Eighth      -May 1, 1959              I          4 7/8%           5 1/8%
Ninth       -April 1, 1960            J          5 1/2%           5 3/4%
Tenth       -August 1, 1960           K          5 3/8%           5 5/8%
Eleventh    -June 1, 1961             L          5 1/8%           5 3/8%
Twelfth     -October 1, 1962          M          4 3/4%           5    %
Thirteenth  -May 1, 1963              N          4 1/2%           4 3/4%
Fourteenth  -June 1, 1969             O           7.80%            8.05%
Sixteenth   -August 1, 1974           P          10.50%           10.75%
Seventeenth -July 15, 1975            Q          11   %           11.25%


    SECTION 1.06. Each Bond of Series D, Series E, Series F, Series G, Series H, Series I, Series J, Series K, Series L, Series M, Series N, Series O, Series P, or Series Q hereafter issued in exchange for or in place of any thereof theretofore issued shall (unless textually revised as hereinafter provided) be stamped or otherwise marked with a notation in the following form (the appropriate blanks to be filled in so as to indicate for the Bonds of each such Series the pertinent Supplemental Indenture, Series letter, increased interest rate and amended designation):

         ``Pursuant to a certain Supplemental Indenture, dated as of February 15, 1977, modifying and amending the Original Indenture, dated as of
    September 1, 1941, and the Supplemental Indenture, dated as of          ,
        pursuant to which this Bond of Series     was issued, the rate of
    interest payable on this Bond
    of Series   from and after February 1, 1977, has been increased to
    per annum, and the designation of this Bond has been changed to `First
    Mortgage Bonds, Series   ,          '. For a complete statement of the said
    modifications and amendments effected by the said Supplemental Indenture, an executed counterpart of which is on file at the principal office of Manufacturers Hanover Trust Company, as Trustee, reference thereto is hereby made.''

    Any outstanding Bond of Series D, Series E, Series F, Series G, Series H, Series I, Series J, Series K, Series L, Series M, Series N, Series O, Series
P or Series Q shall, if the holder thereof so demands, be stamped or otherwise marked with a notation as aforesaid by or under the supervision of the Trustee upon presentation thereof for the purpose at the principal office of the Trustee.

    If the Company or the Trustee shall so determine, new Bonds so textually revised as, in the opinion of the Trustee and the Board of Directors of the Company, to conform to the amendments of the Indenture and the Bonds provided for in this Supplemental Indenture, shall be executed, authenticated and delivered, and, upon the demand of the holders of any of the Bonds then outstanding, shall be issued, without cost to such holders, in exchange for such outstanding Bonds upon surrender of such Bonds with all unmatured coupons appertaining thereto.


                                  ARTICLE TWO

                            MISCELLANEOUS PROVISIONS

    SECTION 2.01. The Company, by the execution hereof, acknowledges that a true copy of this Supplemental Indenture has been delivered to and received by it.

    SECTION 2.02. Except as heretofore amended and as amended by this Supplemental Indenture, all the provisions, terms and conditions of the Original Indenture shall continue in full force and effect.

    SECTION 2.03. This Supplemental Indenture may be executed in several counterparts, all or any of which may be treated for all purposes as one original and shall constitute and be one and the same instrument.

    IN WITNESS WHEREOF, BLACK HILLS POWER AND LIGHT COMPANY, party hereto of the first part, has caused this Supplemental Indenture to be executed on its behalf by the Chairman of the Board or its President or one of its Vice Presidents and its corporate seal to be hereto affixed and to be attested by its Secretary or an Assistant Secretary and MANUFACTURERS HANOVER TRUST COMPANY, party hereto of the second part, in evidence of its acceptance of the trust hereby created, has caused this Supplemental Indenture to be executed on its behalf by one of its Vice Presidents or Assistant Vice Presidents and its corporate seal to be hereto affixed and to be attested by its Secretary or an Assistant Secretary, all as of the day and year first above written.

                                       BLACK HILLS POWER AND LIGHT
                                         COMPANY,
[CORPORATE SEAL]
                                            By ROBERT G. ASHEIM
                                                           President.
Attest:

  GEORGE T. LOCKE
              Secretary.

Signed, sealed and delivered by
   Black Hills Power and Light
   Company in the presence of:
      LOUISE S. KELLEY
      GEORGE D. WEEDMAN

                                       MANUFACTURERS HANOVER TRUST
                                         COMPANY,
[CORPORATE SEAL]
                                            By E. F. COCKINGS
                                              Assistant Vice President.
Attest:

  JAMES M. FOLEY
            Assistant Secretary.

Signed, sealed and delivered by
   Manufacturers Hanover Trust
   Company in the presence of:
      D. A. URSITTI, JR.
      W. B. DODGE

STATE OF SOUTH DAKOTA
                       ss.:
COUNTY OF PENNINGTON

    On this 15th day of February, 1977, before me, MARY S. KELLER, the undersigned officer, personally appeared ROBERT G. ASHEIM, to me personally known, who acknowledged himself to be, and being by me duly sworn, did say that he is President of BLACK HILLS POWER AND LIGHT COMPANY, a corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was executed by, and signed in the name of, said corporation, by him, as such President and sealed in behalf of said corporation by authority of its Board of Directors for the purposes therein contained, and the said ROBERT G. ASHEIM acknowledged the same as the free act and deed of said corporation.

    IN WITNESS WHEREOF, I hereunto set my hand and official seal.

[NOTARIAL SEAL]                          MARY S. KELLER
                                         Notary Public
                               My commission expires June 27, 1979

STATE OF NEW YORK
                       ss.:
COUNTY OF NEW YORK

    On this 28th day of February, 1977, before me, MARY LEONARDI, the undersigned officer, personally appeared E. F. COCKINGS, to me personally known, who acknowledged himself to be, and being by me duly sworn, did say that he is Assistant Vice President of MANUFACTURERS HANOVER TRUST COMPANY, a corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation and that said instrument was executed by, and signed in the name of, said corporation, by him, as such Assistant Vice President and sealed in behalf of said corporation by its Board of Directors for the purposes therein contained, and the said E. F. COCKINGS acknowledged the same as the free act and deed of said corporation.

    IN WITNESS WHEREOF, I hereunto set my hand and official seal.

[NOTARIAL SEAL]                          MARY LEONARDI
                                         Notary Public
                                         MARY LEONARDI
                                Notary Public, State of New York
                                        No. 40-7495520
                                  Qualified in Putnam County
                              Certificate Filed in New York County
                                Commission Expires March 30, 1978